EXHIBIT 10.1

                          AGREEMENT AND PLAN OF MERGER

                                   dated as of

                                  June 25, 2000

                                      among

                             NABISCO HOLDINGS CORP.,

                          PHILIP MORRIS COMPANIES INC.,

                                       and

                            STRIKE ACQUISITION CORP.

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                                    ARTICLE 1
                                   DEFINITIONS

      SECTION 1.01. DEFINITIONS................................................1

                                    ARTICLE 2
                                   THE MERGER

      SECTION 2.01. THE MERGER.................................................5
      SECTION 2.02. CONVERSION OF SHARES.......................................6
      SECTION 2.03. SURRENDER AND PAYMENT......................................6
      SECTION 2.04. DISSENTING SHARES..........................................7
      SECTION 2.05. STOCK OPTIONS..............................................8
      SECTION 2.06. ADJUSTMENTS................................................8
      SECTION 2.07. WITHHOLDING RIGHTS.........................................8
      SECTION 2.08. LOST CERTIFICATES..........................................9

                                   ARTICLE 3
                            THE SURVIVING CORPORATION

      SECTION 3.01. CERTIFICATE OF INCORPORATION...............................9
      SECTION 3.02. BYLAWS.....................................................9
      SECTION 3.03. DIRECTORS AND OFFICERS.....................................9

                                   ARTICLE 4
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      SECTION 4.01. CORPORATE EXISTENCE AND POWER..............................9
      SECTION 4.02. CORPORATE AUTHORIZATION...................................10
      SECTION 4.03. GOVERNMENTAL AUTHORIZATION................................10
      SECTION 4.04. NON-CONTRAVENTION.........................................10
      SECTION 4.05. CAPITALIZATION............................................11
      SECTION 4.06. SUBSIDIARIES..............................................11
      SECTION 4.07. SEC FILINGS...............................................12
      SECTION 4.08. FINANCIAL STATEMENTS......................................13
      SECTION 4.09. DISCLOSURE DOCUMENTS......................................13
      SECTION 4.10. ABSENCE OF CERTAIN CHANGES................................13
      SECTION 4.11. NO UNDISCLOSED LIABILITIES................................15
      SECTION 4.12. COMPLIANCE WITH LAWS AND COURT ORDERS.....................15
      SECTION 4.13. LITIGATION................................................16
      SECTION 4.14. FINDERS' FEES.............................................16
      SECTION 4.15. OPINION OF FINANCIAL ADVISORS.............................16
      SECTION 4.16. TAXES.....................................................16
      SECTION 4.17. EMPLOYEE BENEFIT PLANS....................................17
      SECTION 4.18. ENVIRONMENTAL MATTERS.....................................20
      SECTION 4.19. INTELLECTUAL PROPERTY.....................................21
      SECTION 4.20. ANTITAKEOVER STATUTE......................................21
      SECTION 4.21. REAL PROPERTY.............................................21
      SECTION 4.22. CONTRACTS; JOINT VENTURES.................................21
      SECTION 4.23. INDEBTEDNESS..............................................22

                                   ARTICLE 5
                    REPRESENTATIONS AND WARRANTIES OF PARENT

      SECTION 5.01. CORPORATE EXISTENCE AND POWER.............................22
      SECTION 5.02. CORPORATE AUTHORIZATION...................................23
      SECTION 5.03. GOVERNMENTAL AUTHORIZATION................................23
      SECTION 5.04. NON-CONTRAVENTION.........................................23
      SECTION 5.05. DISCLOSURE DOCUMENTS......................................23
      SECTION 5.06. FINDERS' FEES.............................................24
      SECTION 5.07. FINANCING.................................................24

                                   ARTICLE 6
                            COVENANTS OF THE COMPANY

      SECTION 6.01. CONDUCT OF THE COMPANY....................................24
      SECTION 6.02. STOCKHOLDER ACTION BY WRITTEN CONSENT; INFORMATION
                    MATERIAL..................................................27
      SECTION 6.03. ACCESS TO INFORMATION.....................................28
      SECTION 6.04. NO SOLICITATION; OTHER OFFERS.............................28
      SECTION 6.05. THIRD PARTY STANDSTILL AGREEMENTS.........................29

                                   ARTICLE 7
                               COVENANTS OF PARENT

      SECTION 7.01. CONFIDENTIALITY...........................................30
      SECTION 7.02. OBLIGATIONS OF MERGER SUBSIDIARY..........................30
      SECTION 7.03. DIRECTOR AND OFFICER LIABILITY............................30
      SECTION 7.04. EMPLOYEE MATTERS..........................................31

                                   ARTICLE 8
                       COVENANTS OF PARENT AND THE COMPANY

      SECTION 8.01. REASONABLE BEST EFFORTS...................................33
      SECTION 8.02. CERTAIN FILINGS...........................................33
      SECTION 8.03. PUBLIC ANNOUNCEMENTS......................................33
      SECTION 8.04. FURTHER ASSURANCES........................................33
      SECTION 8.05. NOTICES OF CERTAIN EVENTS.................................34

                                   ARTICLE 9
                            CONDITIONS TO THE MERGER

      SECTION 9.01. CONDITIONS TO OBLIGATIONS OF EACH PARTY...................34
      SECTION 9.02. CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER
                    SUBSIDIARY................................................35
      SECTION 9.03. CONDITIONS TO THE OBLIGATIONS OF THE COMPANY..............35

                                   ARTICLE 10
                                   TERMINATION

      SECTION 10.01. TERMINATION..............................................36
      SECTION 10.02. EFFECT OF TERMINATION....................................38

                                   ARTICLE 11
                                  MISCELLANEOUS

      SECTION 11.01. NOTICES..................................................38
      SECTION 11.02. NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES...........39
      SECTION 11.03. AMENDMENTS; NO WAIVERS...................................40
      SECTION 11.04. EXPENSES.................................................40
      SECTION 11.05. SUCCESSORS AND ASSIGNS...................................41
      SECTION 11.06. GOVERNING LAW............................................41
      SECTION 11.07. JURISDICTION.............................................41
      SECTION 11.08. WAIVER OF JURY TRIAL.....................................42
      SECTION 11.09. COUNTERPARTS; EFFECTIVENESS; BENEFIT.....................42
      SECTION 11.10. ENTIRE AGREEMENT.........................................42
      SECTION 11.11. CAPTIONS.................................................42
      SECTION 11.12. SEVERABILITY.............................................42
      SECTION 11.13. SPECIFIC PERFORMANCE.....................................42

                          AGREEMENT AND PLAN OF MERGER

      AGREEMENT AND PLAN OF MERGER dated as of June 25, 2000, among Nabisco Holdings Corp., a Delaware corporation (the "Company"), Philip Morris Companies Inc., a Virginia corporation ("Parent"), and Strike Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Subsidiary").

      WHEREAS, the respective Boards of Directors of Parent, Merger Subsidiary and the Company have approved this Agreement, and deem it advisable and in the best interests of their respective stockholders to consummate the merger of Merger Subsidiary with and into the Company on the terms and conditions set forth herein; and

      WHEREAS, as a condition and inducement to Parent entering this Agreement, concurrently with the execution and delivery of this Agreement, Parent and Nabisco Group Holdings Corp., a Delaware corporation ("NGH"), a significant stockholder of the Company, are entering into a voting and indemnity agreement (the "NGH Voting Agreement") pursuant to which, among other things, NGH has agreed to vote its Shares in favor of the above-described merger, subject to approval by NGH's stockholders.

      NOW, THEREFORE, the parties hereto agree as follows:


                                    ARTICLE 1
                                   DEFINITIONS


      SECTION 1.01. Definitions. (a) The following terms, as used herein, have the following meanings:

      "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

      "Benefit Arrangement" means any employment, severance or similar contract, plan, policy, fund or arrangement (whether or not written) providing for compensation, bonus, profit-sharing, stock option, or other stock-related rights or other forms of incentive or deferred compensation, perquisites, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, worker's compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits) that (i) is not an Employee Plan, (ii) is entered into, maintained, administered or contributed to, as the case may be, by the Company or any of its Affiliates and (iii) covers any employee or former employee of the Company or any of its Subsidiaries employed in the United States.

      "Business Day" means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

      "Class A Shares" means the shares of Class A common stock, $0.01 par value, of the Company.

      "Class B Shares" means the shares of Class B common stock, $0.01 par value, of the Company.

      "Code" means the Internal Revenue Code of 1986.

      "Company Balance Sheet" means the consolidated balance sheet of the Company as of December 31, 1999 and the footnotes thereto set forth in the Company 10-K.

      "Company Intellectual Property Rights" means all material Intellectual Property Rights owned or licensed and used or held for use by the Company or any of its Subsidiaries.

      "Company 10-K" means the Company's annual report on Form 10-K for the fiscal year ended December 31, 1999.

      "Controlled Group Liability" means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code and (v) under corresponding or similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, the Employee Plans, Benefit Arrangements and International Plans listed in the Company Disclosure Schedule.

      "Delaware Law" means the General Corporation Law of the State of Delaware.

      "Employee Arrangement" means any Benefit Arrangement, Employee Plan or International Plan.

      "Employee Plan" means any "employee benefit plan", as defined in Section 3(3) of ERISA, that (i) is subject to any provision of ERISA, (ii) is maintained, administered or contributed to by the Company or any of its Affiliates and (iii) covers any employee or former employee of the Company or any of its Subsidiaries.

      "Environmental Laws" means any federal, state, local or foreign law, regulation, rule, order or decree, in each case as in effect on the date hereof, that has as its principal purpose the protection of the environment or the effect of the environment on human health and safety.

      "Environmental Permits" means all permits, licenses, certificates or approvals necessary for the operation of the Company or any of its Subsidiaries as currently conducted to comply with all applicable Environmental Laws.

      "ERISA" means the Employee Retirement Income Security Act of 1974.

      "ERISA Affiliate" of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code or Section 4001(b)(1) or 4001(a)(14) of ERISA.

      "Governmental Entity" means any federal, state, local or foreign government or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, domestic, foreign or supranational.

      "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

      "Intellectual Property Right" means any trademark, service mark, trade name, mask work, invention, patent, trade secret, copyright, know-how or proprietary information contained on any website, processes, formulae, products, technologies, discoveries, apparatus, Internet domain names, trade dress and general intangibles of like nature (together with goodwill), customer lists, confidential information, licenses, software, databases and compilations including any and all collections of data and all documentation thereof (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right.

      "International Plan" means any employment, severance or similar contract or arrangement (whether or not written) or any plan, policy, fund, program or arrangement or contract providing for compensatory severance, insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits that (i) is not an Employee Plan or a Benefit Arrangement, (ii) is entered into, maintained, administered or contributed to by the Company or any of its Affiliates and (iii) covers any employee or former employee of the Company or any of its Subsidiaries.

      "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien, any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

      "Material Adverse Effect" means, with respect to any Person, a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of such Person and its Subsidiaries, taken as a whole except any such effect resulting from or arising in connection with: (i) changes in circumstances or conditions affecting food companies in general, (ii) changes in general economic or business conditions or in financial markets in the United States or (iii) this Agreement or the transactions contemplated hereby or the announcement hereof.

      "Multiemployer Plan" means a multiemployer plan, as defined in Section 3(37) of ERISA.

      "1933 Act" means the Securities Act of 1933.

      "1934 Act" means the Securities Exchange Act of 1934.

      "PBGC" means the Pension Benefit Guaranty Corporation.

      "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

      "SEC" means the Securities and Exchange Commission.

      "Shares" means the Class A Shares and the Class B Shares.

      "Significant Joint Ventures" means, together with their Subsidiaries, (i) Bladeland Limited, (ii) Nabisco South Africa (Proprietary) Limited, (iii) PT Nabisco Foods, (iv) Beijing Yili Food Company, (v) Beijing Nabisco Food Company and (vi) any comparable joint venture or partnership of the Company or any of its Subsidiaries.

      "Subsidiary" means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

      "Tax Sharing Agreement" means the Tax Sharing Agreement dated as of June 14, 1999 among NGH, R.J. Reynolds Tobacco Holdings, Inc., R. J. Reynolds Tobacco Company and the Company, as such agreement may be amended from time to time.

      "Title IV Plan" means a plan subject to Title IV of ERISA other than any Multiemployer Plan.

      "Withdrawal Liability" means liability to or with respect to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

      Any reference in this Agreement to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder.

      (b) Each of the following terms is defined in the Section set forth opposite such term:

      Term                                               Section
      ----                                               -------
      Acquisition Proposal.........................       6.04
      Agents.......................................       6.04
      Certificates.................................       2.03
      Change in Tax Law............................       10.01
      Company Disclosure Schedule..................     Article 4
      Company Employees............................       7.04
      Company Information Statement................       4.09
      Company Properties...........................       4.21
      Company SEC Documents........................       4.07
      Company Securities...........................       4.05
      Company Subsidiary Securities................       4.06
      Confidentiality Agreement....................       6.03
      Contracts....................................       4.22
      Effective Time...............................       2.01
      Exchange Agent...............................       2.03
      Filed Contracts..............................       4.22
      Financing Agreements.........................       5.07
      GAAP.........................................       4.08
      Indemnified Person...........................       7.03
      IRS..........................................       4.16
      JV Agreements................................       4.22
      Merger.......................................       2.01
      Merger Consideration.........................       2.02
      NGH..........................................     recitals
      NGH Stockholder Meeting......................       10.01
      NGH Voting Agreement.........................     recitals
      Preferred Shares.............................       4.05
      RJR..........................................       10.01
      Superior Proposal............................       6.04
      Surviving Corporation........................       2.01
      Tax Return...................................       4.16
      Taxes........................................       4.16
      Taxing Authority.............................       4.16

                                    ARTICLE 2
                                   THE MERGER


      SECTION 2.01. The Merger. (a) At the Effective Time, Merger Subsidiary shall be merged (the "Merger") with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the "Surviving Corporation").

      (b) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Merger Subsidiary will file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the "Effective Time") as the certificate of merger is duly filed with the Delaware Secretary of State or at such later time as is specified in the certificate of merger.

      (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

      SECTION 2.02. Conversion of Shares. At the Effective Time:

      (a) except as otherwise provided in Section 2.02(b) or Section 2.04, each Share outstanding immediately prior to the Effective Time shall be converted into the right to receive $55.00 in cash, without interest (the "Merger Consideration");

      (b) each Share held by the Company as treasury stock or owned by Parent or any of its Subsidiaries immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto; and

      (c) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

      SECTION 2.03. Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint an agent (the "Exchange Agent") reasonably acceptable to the Company for the purpose of exchanging certificates representing Shares (the "Certificates") for the Merger Consideration. At the Effective Time, Parent will deposit with the Exchange Agent the Merger Consideration to be paid in respect of the Shares. Promptly after the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of Shares at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) for use in such exchange.

      (b) Each holder of Shares that have been converted into the right to receive the Merger Consideration will be entitled to receive, upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, the Merger Consideration payable for each Share represented by such Certificate. Until so surrendered, each such Certificate shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

      (c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

      (d) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

      (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of Shares one year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged Shares for the Merger Consideration in accordance with this
Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such Shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of Shares three years after the Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any governmental authority) shall become, to the extent permitted by applicable law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

      (f) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) to pay for Shares for which appraisal rights have been perfected shall be returned to Parent, upon demand.

      SECTION 2.04. Dissenting Shares. Notwithstanding Section 2.02, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with Delaware Law shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses its right to appraisal. If, after the Effective Time, such holder fails to perfect, withdraws or loses its right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares. Except as required by applicable law or with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

      SECTION 2.05. Stock Options. (a) At or immediately prior to the Effective Time, each employee or director stock option to purchase Shares outstanding under any stock option or compensation plan or arrangement of the Company, whether or not vested or exercisable, shall be canceled, and the Company shall pay each holder of any such option at the time provided below for each such option an amount in cash determined by multiplying (i) the excess, if any, of the Merger Consideration per Share over the applicable exercise price of such option by (ii) the number of Shares such holder could have purchased (assuming full vesting of all options) had such holder exercised such option in full immediately prior to the Effective Time. In the case of each such option that is outstanding on the date hereof, such payment shall be made before, at or promptly after the Effective Time. In all other cases, such payment shall be made when and if such option is exercised (or vests, if converted into a right to receive cash) in accordance with its terms.

      (b) Prior to the Effective Time, the Company shall (i) use its best efforts to obtain any consents from holders of options to purchase Shares granted under the Company's stock option or compensation plans or arrangements and (ii) make any amendments to the terms of such stock option or compensation plans or arrangements that, in the case of either clauses (i) or (ii), are necessary to give effect to the transactions contemplated by Section 2.05(a). Notwithstanding any other provision of this Section, payment may be withheld in respect of any employee stock option until such necessary consents are obtained, and the Company shall withhold from such payments all amounts required by applicable law or regulation to be withheld for taxes or otherwise.

      SECTION 2.06. Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding Shares shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of Shares, or stock dividend thereon with a record date during such period, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

      SECTION 2.07. Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

      SECTION 2.08. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article.

                                    ARTICLE 3
                            THE SURVIVING CORPORATION

      SECTION 3.01. Certificate of Incorporation. The certificate of incorporation of the Company in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law.

      SECTION 3.02. Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

      SECTION 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

                                    ARTICLE 4
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      Except as set forth in the corresponding sections or subsections of the disclosure schedule delivered by the Company to Parent on or prior to the date hereof (the "Company Disclosure Schedule") or in the Company SEC Documents, the Company represents and warrants to Parent that:

      SECTION 4.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has heretofore made available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as currently in effect.

      SECTION 4.02. Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and, except for the affirmative vote of the holders of a majority of the outstanding Shares in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any of the Company's capital stock necessary in connection with the consummation of the Merger. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company.

      (b) At a meeting duly called and held, the Company's Board of Directors has (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company's stockholders, (ii) declared advisable, approved and adopted this Agreement and the transactions contemplated hereby and (iii) resolved (subject to Section 6.04(c)) to recommend approval and adoption of this Agreement and the Merger by its stockholders.

      SECTION 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Entity, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and of laws, rules and regulations in foreign jurisdictions governing antitrust or merger control matters, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities or takeover laws, whether state or foreign and
(iv) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or materially to impair the ability of the Company to consummate the transactions contemplated by this Agreement.

      SECTION 4.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company or of the similar organizational documents of any of its material Subsidiaries, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with, or result in a violation or breach of any provision of any applicable law, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person under, constitute (with or without notice or lapse of time or both) a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries (or their respective Company Properties) or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except, in the case of clauses
(ii), (iii) and (iv), for such matters as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger.

      SECTION 4.05. Capitalization. (a) The authorized capital stock of the Company consists of (i) 1 billion shares of common stock, $0.01 par value per share, of which (x) 265,000,000 shares have been designated as Class A Shares,
(y) 213,250,000 shares have been designated as Class B Shares and (z) the remaining 521,750,000 shares may be designated by the Board of Directors of the Company as either Class A Shares or Class B Shares prior to issuance, and (ii) 75,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Shares"). As of June 22, 2000, there were outstanding: (1) 52,704,984 Class A Shares (including equivalents payable in cash or Class A Shares); (2) 213,250,000 Class B Shares; (3) employee and director stock options to purchase an aggregate of 20,913,569 Class A Shares; and (4) no Preferred Shares. All shares of capital stock of the Company outstanding as of the date hereof have been duly authorized and validly issued and are fully paid and nonassessable. All Class A Shares issuable upon exercise of outstanding employee or director stock options have been duly authorized and, when issued in accordance with the terms thereof, will be validly issued and will be fully paid and nonassessable.

      (b) Except as set forth in this Section 4.05 and for changes since June 22, 2000 resulting from the exercise of employee or director stock options outstanding on such date, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Company Securities"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities.

      SECTION 4.06. Subsidiaries. (a) Each Subsidiary of the Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Each such Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. All material Subsidiaries of the Company and their respective jurisdictions of incorporation are identified in the Company 10-K. Section 4.06 of the Company Disclosure Schedule identifies the Company's direct and indirect percentage ownership of each Subsidiary.

      (b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company or (ii) options or other rights to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses (i) and (ii) being referred to collectively as the "Company Subsidiary Securities"). There are no outstanding obligations of the Company or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities, (ii) to register any Company Subsidiary Securities under the 1933 Act or any state securities law or (iii) to grant preemptive or antidilutive rights with respect to any Company Subsidiary Securities.

      SECTION 4.07. SEC Filings. (a) The Company has made available to Parent
(i) the Company's annual reports on Form 10-K for its fiscal years ended December 31, 1999 and 1998, (ii) its quarterly report on Form 10-Q for its fiscal quarter ended March 31, 2000, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since December 31, 1999 and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 1999 (the documents referred to in this Section 4.07(a), collectively, the "Company SEC Documents").

      (b) As of its filing date, each Company SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

      (c) As of its filing date (or, if amended or superceded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

      (d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

      (e) Other than Nabisco, Inc., no Subsidiary of the Company is subject to the periodic reporting requirements of the 1934 Act.

      SECTION 4.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements (including the related notes) of the Company included in the Company SEC Documents fairly present in all material respects, in conformity with United States generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments that are not expected to be material in amount in the case of any unaudited interim financial statements).

      SECTION 4.09. Disclosure Documents. The information statement of the Company to be filed with the SEC in connection with the Merger (the "Company Information Statement") and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act. At the time the Company Information Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, the Company Information Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included in the Company Information Statement based upon information furnished to the Company by Parent specifically for use therein.

      SECTION 4.10. Absence of Certain Changes. Since December 31, 1999, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been:

      (a) any event, occurrence, development or state of circumstances or facts that, either individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the Company;

      (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company (other than customary quarterly cash dividends on the Shares in an amount not greater than $.188 per Share per quarter), or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the

Company or any of its Subsidiaries;

      (c) any amendment of any material term of any outstanding security of the Company or any of its Subsidiaries;

      (d) any incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;

      (e) any creation or other incurrence by the Company or any of its Subsidiaries of any Lien on any material asset other than in the ordinary course of business consistent with past practices;

      (f) any making of any loan, advance or capital contributions to or investment in any Person not wholly owned, directly or indirectly, by the Company, other than immaterial amounts in the ordinary course of business consistent with past practices;

      (g) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any of its Subsidiaries that has had or would reasonably be expected to have a Material Adverse Effect on the Company;

      (h) any transaction or commitment made, or any contract or agreement entered into, by the Company or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any of its Subsidiaries of any contract or other right, in either case, material to the Company and its Subsidiaries, taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

      (i) any change in any method of accounting, method of tax accounting or accounting principles or practice by the Company or any of its Subsidiaries, including, without limitation, any amendment of the Tax Sharing Agreement, except for any such change which is not significant or which is required by reason of a concurrent change in GAAP;

      (j) any (i) grant of any severance or termination pay to (or amendment to any existing arrangement with) any director, officer or (to the extent material in the aggregate) employee of the Company or any of its Subsidiaries, (ii) establishment, adoption or amendment (except as required by applicable law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement or other benefit plan or arrangement covering any director, officer or employee of the Company or any of its Subsidiaries, (iii) other than as disclosed in Section 4.10(j)(iii) of the Company Disclosure Schedule, increase in compensation, bonus or other benefits payable to any director or executive officer (or other officer with an employment agreement) of the Company, or (iv) other than in the ordinary course of business consistent with past practice, increase in compensation, bonus or other benefits payable to any employee not described in clause (iii) of the Company or any of its Subsidiaries;

      (k) any material labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries, which employees were not subject to a collective bargaining agreement at December 31, 1999, or any material lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;

      (l) any settlement or waiver of a material litigation or claim; or

      (m) any agreement to do any of the foregoing.

      SECTION 4.11. No Undisclosed Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

      (a) liabilities or obligations disclosed or provided for in the Company Balance Sheet or in the notes thereto or in the Company SEC Documents filed prior to the date hereof,

      (b) liabilities or obligations incurred in the ordinary course of business that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company,

      (c) immaterial liabilities or obligations not incurred in the ordinary course which, taken together, are not material to the Company and its Subsidiaries taken as a whole,

      (d) liabilities or obligations under this Agreement, or

      (e) liabilities or obligations incurred in connection with the transactions contemplated hereby and disclosed in the Company Disclosure Schedule.

      No representations or warranties with respect to environmental matters are being made in this Section 4.11.

      SECTION 4.12. Compliance with Laws and Court Orders. Neither the Company nor any of its Subsidiaries nor any of their respective properties is in violation of, or has since December 31, 1999 violated, any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger. The Company and its Subsidiaries are in compliance with the terms of all required governmental licenses, authorizations, permits, consents and approvals, except where the failure so to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

      SECTION 4.13. Litigation. There is no action, suit, investigation or proceeding pending, or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries, or any of their respective properties before any court or arbitrator or before or by any Governmental Entity, that, if determined or resolved adversely in accordance with the plaintiff's demands, would reasonably be expected to have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger. Neither the Company nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger.

      SECTION 4.14. Finders' Fees. Except for UBS Warburg LLC, Morgan Stanley & Co. Incorporated and Bear, Stearns & Co. Inc., copies of whose engagement agreements have been provided to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement. The fees, commissions and expenses of UBS Warburg, LLC, Morgan Stanley & Co. Incorporated, Bear, Stearns & Co. Inc., Davis Polk & Wardwell, Deloitte & Touche LLP and any other advisors retained by the Company or NGH in connection with the transactions contemplated by this Agreement to be paid by the Company will not exceed $50 million.

      SECTION 4.15. Opinion of Financial Advisors. The Company has received an opinion of UBS Warburg LLC and an opinion of Morgan Stanley & Co. Incorporated, each dated as of the date of this Agreement and each to the effect that, as of the date of such opinion, the Merger Consideration is fair to the Company's stockholders from a financial point of view. Complete and correct signed copies of such opinions will be delivered to Parent as soon as practicable after the date of this Agreement.

      SECTION 4.16. Taxes. (a) The Company and each of its Subsidiaries has timely filed (or has had timely filed on its behalf) or will file or cause to be timely filed all material Tax Returns required by applicable law to be filed by it or on its behalf prior to or as of the Effective Time, and all such Tax Returns are, or will be at the time of filing, true and complete in all material respects.

      (b) The Company and each of its Subsidiaries has paid (or has had paid on its behalf), or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) or (with respect to new contingencies arising after the date hereof) will establish or cause to be established in accordance with GAAP on or before the Effective Time an adequate accrual for the payment of, all taxes due with respect to any period ending prior to or as of the Effective Time.

      (c) The federal income Tax Returns filed with respect to the Company and its Subsidiaries have been examined and settled with the Internal Revenue Service (the "IRS") (or the applicable statutes of limitation for the assessment of federal income Taxes for such periods have expired) for all years through 1994.

      (d) There are no material Liens or encumbrances for Taxes on any of the assets of the Company or any of its Subsidiaries.

      (e) The Company and its Subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes.

      (f) No federal, state, local or foreign audits or administrative proceedings are pending with regard to any material Taxes or Tax Return of the Company or its Subsidiaries and none of them has received a written notice of any proposed audit or proceeding regarding any pending audit or proceeding.

      (g) "Taxes" shall mean any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, goods and services, service use, license, value added, capital, net worth, payroll, profits, withholding, franchise, transfer and recording taxes, fees and charges, and any other taxes, assessment or similar charges imposed by the IRS or any taxing authority (whether domestic or foreign including any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)) (a "Taxing Authority"), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments. "Tax Return" shall mean any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority or jurisdiction (foreign or domestic) with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

      SECTION 4.17. Employee Benefit Plans. (a) The Company has made available to Parent copies of each material Employee Plan (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto), summary plan description and any material modifications thereto, annual financial report and actuarial valuation report prepared in connection with any such Employee Plan and all trust agreements, insurance contracts and other funding vehicles relating thereto. The Company Disclosure
Schedule identifies each such Employee Plan that is (i) a Multiemployer Plan,
(ii) a Title IV Plan or (iii) maintained in connection with any trust described in Section 501(c)(9) of the Code.

      (b) Each material Employee Plan that is intended to be qualified under
Section 401(a) of the Code is so qualified and has been so qualified during the period since its adoption; each trust created under any such Plan is exempt from tax under Section 501(a) of the Code and has been so exempt since its creation. The Company has made available to Parent the most recent determination letter of the Internal Revenue Service relating to each such Employee Plan. Each material Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including ERISA and the Code.

      (c) The Company has made available to Parent copies (or if there is no written plan document, any existing written descriptions) of each material Benefit Arrangement (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof. Each such Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations and has been maintained in good standing with applicable regulatory authorities.

      (d) There has been no failure of a group health plan (as defined in Section 5000(b)(1) of the Code) to meet the requirements of Code Section 4980B(f) with respect to a qualified beneficiary (as defined in Section 4980B(g)). Neither the Company nor any of its Subsidiaries has contributed to a nonconforming group health plan (as defined in Section 5000(c)) and no ERISA Affiliate of the Company or any of its Subsidiaries has incurred a tax under
Section 5000(a) that is or could become a liability of the Company or any of its Subsidiaries.

      (e) The Company has made available to Parent copies of each material International Plan. Each such International Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations (including any special provisions relating to qualified plans where such Plan was intended so to qualify) and has been maintained in good standing with applicable regulatory authorities. There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any material International Plan that would increase materially the expense of maintaining such International Plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof. Each such International Plan that is intended to be funded and/or book-reserved is fully funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

      (f) The Company Disclosure Schedule contains a complete list of all material Employee Arrangements. Except as specifically provided in the foregoing documents made available to Parent, no amendments to any such Employee Arrangement have been adopted or approved nor has the Company or any of its Affiliates undertaken to make any such amendments or to adopt or approve any new material Employee Arrangement.

      (g) All material contributions required to be made to any Employee Arrangement or any trust or other arrangement funding any of the foregoing by applicable law or regulation or by any plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any Employee Arrangement, for any period through the date hereof have been timely made or paid in full.

      (h) With respect to each Title IV Plan: (i) there does not exist any accumulated funding deficiency within the meaning of Code Section 412 or Section 302 of ERISA, whether or not waived; (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, and the consummation of the transactions contemplated by this Agreement will not result in the occurrence of any such reportable event;
(iii) all premiums to the PBGC have been timely paid in full; (iv) no material liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries; and (v) the PBGC has not instituted proceedings to terminate any such Title IV Plan and, to the Company's knowledge, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Title IV Plan.

      (i) There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a material liability of the Company or any of its Subsidiaries following the Closing. None of the Company and its Subsidiaries nor any of their respective ERISA Affiliates has incurred any material Withdrawal Liability that has not been satisfied in full. With respect to each Employee Plan that is a Multiemployer Plan: (i) if the Company or any of its Subsidiaries or any of their respective ERISA Affiliates were to experience a withdrawal or partial withdrawal from such plan, no material Withdrawal Liability would be incurred; and (ii) none of the Company and its Subsidiaries, nor any of their respective ERISA Affiliates has received any notification, nor has any reason to believe, that any such Employee Plan is in reorganization, has been terminated, is insolvent, or may reasonably be expected to be in reorganization, to be insolvent, or to be terminated.

      (j) The Company Disclosure Schedule sets forth: (i) an accurate and complete list of each material Employee Arrangement under which the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event such as termination of employment) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Company, or any of its Subsidiaries, or for which the Company or any of its Subsidiaries could be liable, or would limit the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any material Employee Arrangement or related trust; (ii) the aggregate dollar amounts payable by the Company and its Subsidiaries pursuant to or with respect to bonuses and other incentive compensation in connection with or as a result of the consummation of the transactions contemplated hereby; (iii) the aggregate liabilities of the Company and its Subsidiaries, together with any corresponding assets held in any grantor trust of the Company and its Subsidiaries, pursuant to each Employee Arrangement (other than Employee Plans that are qualified under Section 401(a) of the Code) providing any supplemental or excess retirement benefits or other deferred compensation (whether elective or nonelective), in each case determined as of the date set forth in the Company Disclosure Schedule and (iv) the aggregate amounts of change-of-control severance and other change-of-control payments (whether contingent or not) that have been or will be deferred under the Company's Deferred Compensation Plan. No outstanding options to purchase Shares granted to any current or former employee or director of the Company or any of its Affiliates contain any provision that would entitle the holder to receive any cash payment with respect thereto in connection with the consummation of the transactions contemplated hereby in excess of the amounts provided for in
Section 2.05 hereof.

      (k) There are no pending or threatened claims (other than claims for benefits in the ordinary course), investigations, lawsuits or arbitrations which have been asserted or instituted, and, to the Company's knowledge, no set of circumstances exists which may reasonably be expected to give rise to a claim or lawsuits, against the material Employee Arrangements, any fiduciaries thereof with respect to their duties to such Employee Arrangements or the assets of any of the trusts under any of such Employee Arrangements which could reasonably be expected to result in any material liability of the Company or any of its Subsidiaries to the PBGC, the Department of Treasury, the Department of Labor, or any other U.S. or foreign governmental authority, or to any of such Employee Arrangements, any participant in any such Employee Arrangement, or any other party. Without limiting the generality of the foregoing, neither the Company nor any of its Affiliates has any actual or contingent liability under any such Employee Arrangement or under any applicable law or regulation for pay or benefits incurred as a result of corporate restructuring, downsizing, layoffs or similar events that has not been fully satisfied or adequately reserved for in the audited consolidated financial statements (including the related notes) and unaudited consolidated financial statements (including the related notes) of the Company included in the Company SEC Documents.

      SECTION 4.18. Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

            (i) no written notice, demand, request for information, citation, summons or order has been received, no penalty has been assessed, and no investigation, action, claim, suit or proceeding is pending or, to the knowledge of the Company, threatened by any Governmental Entity or other Person which alleges a violation by the Company or any Subsidiary of the Company of any Environmental Law;

            (ii) the Company and its Subsidiaries are in compliance with all Environmental Laws and all Environmental Permits; and

            (iii) there are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising (x) under or in connection with any Environmental Law or any related claim or (y) in connection with any environmental matter.

      SECTION 4.19. Intellectual Property. The Company and its Subsidiaries own, or are validly licensed or otherwise have the right to use, all Company Intellectual Property Rights used in the conduct of their businesses, except where the failure to own or possess valid rights to such Company Intellectual Property Rights would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. No Company Intellectual Property Right is subject to any outstanding judgment, injunction, order, decree or agreement restricting the use thereof by the Company or any of its Subsidiaries or restricting the licensing thereof by the Company or any of its Subsidiaries to any Person, except for any judgment, injunction, order, decree or agreement which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries is infringing on any other Person's Intellectual Property Rights and to the knowledge of the Company no Person is infringing on any Company Intellectual Property Rights, except, in either case, as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company. Except for such matters as would not reasonably be expected to have a Material Adverse Effect on the Company, as of May 31, 2000
(i) neither the Company nor any of its Subsidiaries was a defendant in any action, suit, investigation or proceeding relating to, or otherwise was notified of, any alleged claim of infringement of any Intellectual Property Right and
(ii) the Company and its Subsidiaries had no outstanding claim or suit for any continuing infringement by any other Person of any Company Intellectual Property Rights.

      SECTION 4.20. Antitakeover Statute. The Company has taken all action necessary to exempt the Merger and this Agreement and the transactions contemplated hereby from the provisions of Section 203 of Delaware Law.

      SECTION 4.21. Real Property. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the
Company: (i) the Company or its Subsidiaries have good and marketable fee title or a valid leasehold interest in all of the real property and related equipment used by the Company or its Subsidiaries or otherwise reflected in the Company's financial statements identified in Section 4.08 above (collectively, the "Company Properties"), in each case free and clear of any Liens or rights of third parties and (ii) the Company Properties (taking into account, without limitation, all Liens related thereto, all zoning and other restrictions applicable thereto and the condition thereof) are suitable and adequate for the conduct of the businesses of the Company and its Subsidiaries as currently conducted.

      SECTION 4.22. Contracts; Joint Ventures. (a) Except for employee benefit plans and any contracts filed as an exhibit to any Company SEC Documents ("Filed Contracts"), Section 4.22(a) of the Company Disclosure Schedule lists all oral or written contracts, agreements, guarantees and leases that exist as of the date hereof to which the Company or any of its Subsidiaries is a party or by which it is bound which are or would be required to be filed as an exhibit to the Company SEC Documents (the listed contracts and the Filed Contracts, the "Contracts"). All of the Contracts governed by the laws of the United States or any state and, to the knowledge of the Company, all of the Contracts governed by the laws of any foreign jurisdiction, are valid and binding obligations of the Company or such Subsidiary and, to the knowledge of the Company, the valid and binding obligation of each other party thereto, with only such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Neither the Company or such Subsidiary nor, to the knowledge of the Company, any other party thereto is in violation of or in default in respect of, nor has there occurred an event or condition which with the passage of time or giving of notice (or both) would constitute a default under or permit the termination of, any such Contract, except such violations or defaults under or terminations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

      (b) The Company has made available to Parent complete and correct copies of all agreements relating to the formation and governance of the Significant Joint Ventures (the "JV Agreements"). Other than as contained in the JV Agreements, the Company has no obligations of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, to loan funds to, make capital contributions to, or guarantee indebtedness or other obligations of, the Significant Joint Ventures.

      SECTION 4.23. Indebtedness. At the date hereof, the Company and its Subsidiaries have outstanding indebtedness for borrowed money (including, without limitation, off-balance sheet indebtedness, guarantees of third party indebtedness and capitalized lease obligations) in an aggregate principal amount not greater than $4.5 billion.

                                    ARTICLE 5
                    REPRESENTATIONS AND WARRANTIES OF PARENT

      Parent represents and warrants to the Company that:

      SECTION 5.01. Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement or in connection with arranging any financing required to consummate the transactions contemplated hereby.

      SECTION 5.02. Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Parent and Merger Subsidiary and constitutes a valid and binding agreement of each of Parent and Merger Subsidiary.

      SECTION 5.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Entity, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and of laws, rules and regulations in foreign jurisdictions governing antitrust or merger control matters, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities or takeover laws, whether state or foreign and (iv) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or materially to impair the ability of Parent and Merger Subsidiary to consummate the transactions contemplated by this Agreement.

      SECTION 5.04. Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with, or result in any violation or breach of any provision of any law, regulation, judgment, injunction, order or decree or (iii) require any consent or other action by any Person under, constitute (with or without notice of lapse of time or both) a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or Merger Subsidiary is entitled under any provision of any agreement or other instrument binding upon Parent or Merger Subsidiary, except, in the case of clauses (ii) and (iii), for such matters as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or prevent or materially delay the consummation of the Merger.

      SECTION 5.05. Disclosure Documents. The information with respect to Parent and any of its Subsidiaries that Parent furnishes to the Company specifically for use in the Company Information Statement will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading at the time such Company Information Statement or any amendment or supplement thereto is first mailed to stockholders of the Company.

      SECTION 5.06. Finders' Fees. Except for Chase Securities Inc., Credit Suisse First Boston and Wasserstein Perella & Co., Inc., whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

      SECTION 5.07. Financing. Parent has received and furnished copies to the Company of fully executed and operative agreements (the "Financing Agreements") with Chase Securities Inc. and Credit Suisse First Boston Corp. dated as of June 22, 2000 pursuant to which such entities have agreed, subject to the terms and conditions thereof, to provide financing to Parent in an amount sufficient, together with existing credit facilities, cash on hand and other liquid securities owned directly or indirectly by Parent, to pay all cash amounts payable to Company stockholders and optionholders in connection with the transactions contemplated by this Agreement, to effect, assuming the accuracy of the Company's representations in this Agreement, all necessary refinancing of existing indebtedness of the Company and its Subsidiaries or of Parent and its Subsidiaries that is required as a result of the transactions contemplated by this Agreement, and to pay all related fees and expenses. As of the date hereof, Parent knows of no facts or circumstances that could reasonably be expected to result in any of the conditions set forth in the Financing Agreements not being satisfied.

                                    ARTICLE 6
                            COVENANTS OF THE COMPANY

      The Company agrees that:

      SECTION 6.01. Conduct of the Company. From the date hereof until the Effective Time, the Company and its Subsidiaries shall conduct their business and operate their properties in the ordinary course consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, except with the prior written consent of Parent or as contemplated by this Agreement or as set forth in the Company Disclosure Schedule, from the date hereof until the Effective Time neither the Company nor any of its Subsidiaries shall:

      (a) declare, set aside or pay any dividend or other distribution with respect to any share of its capital stock, other than (x) customary quarterly cash dividends on the Shares in an amount not to exceed $.188 per Share per quarter and (y) dividends and other distributions paid by any Subsidiary of the Company to the Company or any wholly-owned Subsidiary of the Company;

      (b) repurchase, redeem or otherwise acquire any shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries;

      (c) issue, deliver, pledge, encumber or sell any Shares, or any securities convertible into Shares, or any rights, warrants or options to acquire any Shares, other than (i) issuances pursuant to stock-based awards or options that are outstanding on the date hereof, as referenced in Section 4.05 of this Agreement, or are granted in accordance with the following clause (ii), and (ii) additional options to acquire Shares granted at fair market value or other awards based on

Shares under the terms of the Company's stock plans as in effect on the date hereof in the ordinary course consistent with past practice, but in no event shall such options and awards relate to more than 100,000 Shares, nor shall any such options or awards be granted to any officers or directors of the Company or contain any provisions relating to the acceleration of vesting that are triggered by the execution of this Agreement or the consummation of the Merger;

      (d) amend its Certificate of Incorporation or By-Laws or other comparable organizational documents or amend any terms of the outstanding securities of the Company or its Subsidiaries;

      (e) merge or consolidate with any other Person, make any investment in any other Person, including any joint venture, or acquire the stock or assets or rights of any other Person other than (i) pursuant to existing contracts or commitments as set forth in Section 6.01 of the Company Disclosure Schedule,
(ii) in each case in the ordinary course of business consistent with past practice, purchases of raw materials, property, plant and equipment, services and items used or consumed in the manufacturing process, (iii) capital expenditures made pursuant to the Company's 2000 Capital Expenditure Program, a copy of which has been made available to Parent, or (iv) transactions that are in the ordinary course consistent with past practice and not individually in excess of $5 million;

      (f) sell, lease, license or otherwise dispose of any Subsidiary or any assets, securities, rights or property other than (but for purposes of clauses
(i) - (iii), excluding matters addressed in Section 6.01(r)) (i) pursuant to existing contracts or commitments as set forth in Section 6.01 of the Company Disclosure Schedule, (ii) sales of inventory and equipment in the ordinary course of business consistent with past practice, or (iii) transactions that are in the ordinary course consistent with past practice and not individually in excess of $10 million;

      (g) incur any indebtedness (whether or not reflected on the Company's balance sheet) for borrowed money, guarantee any such indebtedness, enter into any new or amend existing facilities relating to indebtedness, issue or sell any debt securities or warrants or other rights to acquire any debt securities or guarantee any debt securities, other than any indebtedness, guarantee or issuance incurred under current facilities (or renewals or replacements thereof made in consultation with Parent) in the ordinary course of business consistent with past practice in an aggregate amount not to exceed $4.6 billion outstanding at any time or incurred between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries;

      (h) except as required under any collective bargaining agreement (whether now or hereafter in effect) or under Section 2.05 or as may be mutually agreed upon between Parent and the Company, enter into or adopt any new, or amend any existing, Employee Arrangement, other than as required by law, except that, in order to retain a current employee or recruit a new employee, in each case consistent with past practice, the Company or its Subsidiaries may amend Employee Arrangements with individual employees who are not officers or directors of the

Company if such amendments will result in not more than a de minimis additional cost to the Company or its Subsidiaries and will not materially increase the obligations of the Company or its Subsidiaries;

      (i) except (i) as permitted under Section 6.01(h) or (ii) to the extent required under any collective bargaining agreement (whether now or hereafter in effect) or by written employment agreements existing on the date of this Agreement and listed in the Company Disclosure Schedule, increase the compensation payable or to become payable to its officers, directors or employees, except for increases in the ordinary course of business consistent with past practice in salaries or wages of employees (who are not executive officers or directors of the Company or any of its Subsidiaries) that, in any event, do not result in aggregate increases in such compensation by more than 2% over the compensation in effect on the date of this Agreement;

      (j) renew any collective bargaining agreement or enter into any new collective bargaining agreement, if such renewed or new collective bargaining agreement would materially increase the costs and/or obligations imposed on the Company and its Subsidiaries thereunder;

      (k) contribute any amount to any Employee Arrangement or any trust or other arrangement funding any Employee Arrangement, except to the extent required by the existing terms of such Employee Arrangement, trust or other funding arrangement, by any collective bargaining agreement now or hereafter in effect, by any written employment agreement existing on the date of this Agreement and listed in the Company Disclosure Schedule, or by applicable law;

      (l) (i) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (ii) enter into any agreement or exercise any discretion providing for acceleration of payment or performance as a result of a change of control of the Company or its Subsidiaries;

      (m) renew or enter into any non-compete, exclusivity or similar agreement that would restrict or limit, in any material respect, the operations of the Company or its Subsidiaries, or, after the Effective Time, of Parent or its Subsidiaries;

      (n) enter into, modify in any material respect, amend in any material respect or terminate any (i) Contract or (ii) agreement having a term longer than one year and having an aggregate value over its term greater than $10 million;

      (o) (i) renew, enter into, amend or waive any material right under (A) any contract with or loan to any Affiliate of the Company (other than its wholly-owned Subsidiaries), except with respect to certain employment matters as permitted under other covenants contained herein, (B) any distribution agreement that is not terminable without penalty on thirty days notice, other than any distribution agreement which involves or would be expected to involve monthly sales not in excess of $25,000 and which is otherwise in the ordinary course of business consistent with past practice or (C) any JV Agreement except as permitted under Section 6.01(e)(2) of the Company Disclosure Schedule, or (ii) exercise any voting or veto rights under the United Biscuits transaction documents (as set forth in Section 4.10(h) of the Company Disclosure Schedule) with respect to acquisitions, dispositions or the incurrence of additional indebtedness, other than (x) the refinancing described in such documents and (y) the fulfillment of any existing commitments of the Company and its Subsidiaries under such documents;

      (p) settle or compromise any material litigation, or waive, release or assign any material claims, including with respect to any Company Intellectual Property Rights;

      (q) adopt any change, other than as required by the SEC or by GAAP, in its accounting policies, procedures or practices;

      (r) sell, license, lease or otherwise dispose of any Company Intellectual Property Rights or any brand or line of business, other than pursuant to agreements in place on the date hereof and disclosed in Section 6.01(r) of the Company Disclosure Schedule;

      (s) agree or commit to do any of the foregoing.

      SECTION 6.02. Stockholder Action by Written Consent; Information Material. In lieu of calling a meeting of the Company's stockholders, the Company will seek approval and adoption of this Agreement and the Merger by written consent of NGH. Such approval will be sought so that, on the same Business Day as the NGH Stockholder Meeting, such consent shall be obtained and shall be effective (assuming that the NGH Stockholder Approval (as defined in the NGH Voting Agreement) is obtained). Subject to Section 6.04(c), the Board of Directors of the Company shall recommend approval and adoption of this Agreement and the Merger by the Company's stockholders. In connection with such action by written consent, the Company will (i) promptly prepare and file with the SEC, use its best efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable the Company Information Statement, (ii) use its best efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby and (iii) otherwise comply with all legal requirements applicable to such approvals.

      SECTION 6.03. Access to Information. From the date hereof until the Effective Time and subject to applicable law and the Confidentiality Agreement dated as of April 19, 2000 between NGH and Parent, as modified (the "Confidentiality Agreement"), the Company shall (i) give Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of the Company and its Subsidiaries, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request, (iii) instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Company and its Subsidiaries to cooperate with Parent in its investigation of the Company and its Subsidiaries and (iv) promptly advise Parent orally and in writing of any fact or circumstance reasonably likely to have a Material Adverse Effect on the Company. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. No information or knowledge obtained by Parent in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company hereunder.

      SECTION 6.04. No Solicitation; Other Offers. (a) From the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with Article 10, the Company and its Subsidiaries will not, and the Company will use its reasonable best efforts to cause the officers, directors, employees, investment bankers, consultants or other agents or representatives (collectively, "Agents") of the Company and its Subsidiaries not to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal, (ii) engage in discussions or negotiations with any Person concerning an Acquisition Proposal, (iii) disclose any nonpublic information relating to the Company or any of its Subsidiaries to any Person who, to the knowledge of the Company, is considering making, or has made, an Acquisition Proposal or (iv) take any other action to facilitate any inquiries or the making of any proposal that constitutes or that could reasonably be expected to lead to an Acquisition Proposal. The Company will notify Parent promptly (but in no event later than 24 hours) after receipt by the Company of any Acquisition Proposal or any request for nonpublic information relating to the Company or any of its Subsidiaries by any Person who, to the knowledge of the Company, is making, or has made, an Acquisition Proposal. The Company shall promptly provide such notice orally and in writing and shall identify the Person making, and all terms and conditions of, any such Acquisition Proposal or request. The Company shall keep Parent promptly informed of the status and details of any such Acquisition Proposal (including amendments or proposed amendments) or request and any discussions or negotiations pursuant to Section 6.04(b) and the Company shall provide to Parent copies of any written communications between the Company and any Person making the Acquisition Proposal. The Company shall, and the Company shall use reasonable best efforts to cause its Subsidiaries and the Agents of the Company and its Subsidiaries to, cease immediately and cause to be terminated all activities, discussions and negotiations, if any, with any Persons conducted prior to the date hereof with respect to any Acquisition Proposal. Nothing contained in this Agreement shall prevent the Board of Directors of the Company from complying with Rule 14d-9 or Rule 14e-2 under the 1934 Act with respect to any Acquisition Proposal.

      (b) Notwithstanding the foregoing, the Company may prior to receipt of the NGH Stockholder Approval (as defined in the NGH Voting Agreement), negotiate or otherwise engage in substantive discussions with, and furnish nonpublic information to, any Person in response to an unsolicited Acquisition Proposal by such Person if (i) the Company has complied with the terms of Section 6.04(a),
(ii) the Board of Directors of the Company determines in good faith that such Acquisition Proposal is likely to result in a Superior Proposal and, after consultation with outside legal counsel, that the failure to take such action would constitute a breach of its fiduciary duties under applicable law, (iii) such Person executes a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement (except as to the standstill provisions) and (iv) the Company shall have delivered to Parent prior written notice advising Parent that it intends to take such action.

      (c) The Board of Directors of the Company shall be permitted to withdraw, or modify in a manner adverse to Parent, its recommendation to its stockholders referred to in Section 6.02 hereof, but only if (i) the Company has complied with the terms of Section 6.04(a), (ii) the Company has received an unsolicited Acquisition Proposal which the Board of Directors determines in good faith constitutes a Superior Proposal, (iii) the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel, that the failure to take such action would constitute a breach of its fiduciary duties under applicable law and (iv) the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action.

      (d) For purposes of this Agreement:

      "Acquisition Proposal" means any offer or proposal for a merger, reorganization, consolidation, share exchange, business combination, or other similar transaction involving the Company or any of its Subsidiaries or any proposal or offer to acquire, directly or indirectly, more than 35% of the voting securities of the Company, or a substantial portion of the assets of the Company and its Subsidiaries taken as a whole, other than the transactions contemplated by this Agreement.

      "Superior Proposal" means any bona fide written Acquisition Proposal (i) on terms that the Board of Directors of the Company determines in good faith (after consultation with a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the Acquisition Proposal including the legal, financial and regulatory aspects of the proposal) provide greater value to the Company's stockholders than the transaction contemplated hereunder, as amended pursuant to Section 10.01(d) if applicable and (ii) that is reasonably likely to be consummated by the Person making such Acquisition Proposal.

      (e) The Company will promptly provide to Parent any information regarding the Company provided to any Person making an Acquisition Proposal that was not previously provided to Parent.

      SECTION 6.05. Third Party Standstill Agreements. During the period from the date of this Agreement until the Effective Time or earlier termination of this Agreement, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement relating to the making of an Acquisition Proposal to which it or any of its Subsidiaries is a party (other than any involving Parent or its Subsidiaries). During such period, the Company agrees to use reasonable best efforts to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreements, including seeking injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction.

                                    ARTICLE 7
                               COVENANTS OF PARENT

      Parent agrees that:

      SECTION 7.01. Confidentiality. Prior to the Effective Time and after any termination of this Agreement, Parent will hold, and will use its reasonable best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence all documents and information concerning the Company or any of its Subsidiaries furnished to Parent or its Affiliates in connection with the transactions contemplated by this Agreement in accordance with the terms of the Confidentiality Agreement.

      SECTION 7.02. Obligations of Merger Subsidiary. Parent will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

      SECTION 7.03. Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

      (a) For six years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless each present and former officer and director of the Company (each an "Indemnified Person") in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Delaware Law or any other applicable laws or provided under the Company's certificate of incorporation and bylaws in effect on the date hereof, provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law.

      (b) The Surviving Corporation shall pay all expenses, including reasonable fees and expenses of counsel, that an Indemnified Person may incur in enforcing the indemnity and other obligations provided for in this Section 7.03. The Surviving Corporation shall be entitled to assume the defense of any action, suit, investigation or proceeding and the Surviving Corporation shall not be liable to any Indemnified Person for any legal expenses of separate counsel or any other expenses subsequently incurred by such Indemnified Person in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Person advises that there are issues that raise conflicts of interest between the Surviving Corporation and the Indemnified Person, the Indemnified Person may retain counsel reasonably satisfactory to the Surviving Corporation, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Person promptly as statements therefor are received; provided that the Surviving Corporation shall not be liable for the fees of more than one counsel for all Indemnified Persons, other than local counsel, unless a conflict of interest shall be caused thereby, and provided further that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld).

      (c) For six years after the Effective Time, the Surviving Corporation shall provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided if the aggregate annual premiums for such insurance at any time during such period shall exceed 200% of the per annum rate of premium paid by the Company and its Subsidiaries as of the date hereof for such insurance, then Parent shall, or shall cause its Subsidiaries to, provide only such coverage as shall then be available at an annual premium equal to 200% of such rate.

      (d) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.03.

      (e) The rights of each Indemnified Person under this Section 7.03 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, under Delaware Law or any other applicable laws or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

      SECTION 7.04. Employee Matters. (a) For a period of two years after the Effective Time, the Surviving Corporation will provide employee compensation and benefits for the benefit of current and former employees of the Company and its Subsidiaries, other than employees represented by collective bargaining units and employees with which the Company or NGH have entered into employment agreements (the compensation and benefits for which such employees shall be in accordance with their respective collective bargaining agreement or employment agreement), ("Company Employees") that are in the aggregate not less favorable to such employees than the Employee Arrangements. The foregoing notwithstanding, in the event the employment of any Company Employee is terminated other than for cause during the two-year period beginning at the Effective Time, such employee shall receive severance or separation benefits in an aggregate amount at least equal to the severance or separation benefits such employee would have received under such circumstances under the Employee Arrangements listed in the Company Disclosure Schedule.

      (b) The Surviving Corporation shall give Company Employees full credit for purposes of eligibility, vesting and, for purposes of vacation and severance benefits only, benefit accrual under any such plans or arrangements maintained by the Surviving Corporation pursuant to Section 7.04(a) for such employees' service recognized for such purposes under the Employee

Arrangements.

      (c) As soon as practicable after the date of this Agreement, the Company shall take all steps necessary or appropriate to (i) delete from the Company's Deferred Compensation Plan and all other Employee Arrangements (other than Employee Plans that are qualified under Section 401(a) of the Code and contracts currently in effect with individual employees with respect to benefits accrued as of the date of this Agreement) providing any supplemental or excess retirement benefits or other deferred compensation (whether elective or nonelective) any and all provisions limiting or eliminating the ability to amend or terminate such plans after a "change of control" or similar events, except for such limitations that merely prevent the reduction or elimination of rights and benefits that have already vested or accrued thereunder, and (ii) ensure that the provision for employer matching contributions under the Company's Deferred Compensation Plan does not apply to amounts deferred under that plan that are payable as a result of a "change of control" or otherwise in connection with the consummation of the transactions contemplated hereby, and to eliminate such provision effective not later than the Effective Time.

      (d) Nothing contained in this Agreement shall be construed to prevent the termination of employment of any Company Employee or the amendment or termination of any particular Employee Arrangement to the extent permitted by its terms as in effect immediately before the Effective Time.

                                    ARTICLE 8
                       COVENANTS OF PARENT AND THE COMPANY

      The parties hereto agree that:

      SECTION 8.01. Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, Company and Parent will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each of Parent and Company agrees (i) to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act (and to make such other filings as are required under laws, rules and regulations in foreign jurisdictions governing antitrust or merger control matters) with respect to the transactions contemplated hereby as promptly as practicable after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act (or pursuant to such foreign laws, rules or regulations) and (ii) to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act (and to obtain the necessary approvals under such foreign laws, rules or regulations) as soon as practicable, including, in the case of Parent, entering into any required settlement, undertaking, consent decree or stipulation with any Governmental Entity or implementing any required divestiture, hold separate or similar transaction with respect to any assets; provided, that, Parent shall not be required to agree, and the Company shall not agree without Parent's consent, to waive any substantial rights or to accept any substantial limitation on its operations or to dispose of any significant assets in connection with obtaining any such consent or authorization unless such waiver, limitation or disposition would not reasonably be expected to have a Material Adverse Effect on the Company, Parent or Parent's food business, and provided, further, that at Parent's written request, the Company shall agree to any such waiver, limitation or disposal, which agreement may, at the Company's option, be conditioned upon and effective only as of the Effective Time.

      SECTION 8.02. Certain Filings. The Company and Parent shall cooperate with one another and use their best efforts (i) in connection with the preparation of the Company Information Statement, (ii) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and
(iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Information Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

      SECTION 8.03. Public Announcements. Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

      SECTION 8.04. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

      SECTION 8.05. Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:

      (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

      (b) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and

      (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company, Parent or any of their respective Subsidiaries that relate to the consummation of the transactions contemplated by this Agreement.

                                    ARTICLE 9
                            CONDITIONS TO THE MERGER

      SECTION 9.01. Conditions to Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

      (a) this Agreement shall have been approved and adopted by the stockholders of the Company in accordance with Delaware Law;

      (b) no provision of any applicable law or regulation and no judgment, temporary restraining order, preliminary or permanent injunction, order, decree or other legal restraint or prohibition shall prohibit the consummation of the Merger;

      (c) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated; and

      (d) Parent and the Company shall have received in respect of the Merger and any matters arising therefrom confirmation by way of a decision from the Commission of the European Communities under Regulation No. 4064/89 (with or without the initiation of proceedings under Article 6(1)(c) thereof) that the Merger and any matters arising therefrom are compatible with the common market.

      SECTION 9.02. Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions:

      (a) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

      (b) except with respect to the representations and warranties of the Company contained in Section 4.10(a) of this Agreement, the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification, shall be true in all material respects at and as of the Effective Time as if made at and as of such time (or, if given as of a specific date, at and as of such date) with only such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

      (c) the representations and warranties of the Company contained in Section 4.10(a) of this Agreement shall be true at and as of the Effective Time as if made at and as of such time;

      (d) Parent shall have received a certificate signed by an executive of the Company to the foregoing effect; and

      (e) all consents or approvals of any Governmental Entity required in connection with the consummation of the transactions contemplated hereby shall have been obtained, except for such consents or approvals which, if not obtained, would not, individually or in the aggregate, have a Material Adverse Effect on the Company;

      SECTION 9.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

      (a) each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

      (b) the representations and warranties of Parent and Merger Subsidiary contained in this Agreement and in any certificate or other writing delivered by Parent or Merger Subsidiary pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification, shall be true in all material respects at and as of the Effective Time as if made at and as of such time (or, if given as of a specific date, at and as of such date) with only such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent; and

      (c) the Company shall have received a certificate signed by an executive officer of Parent to the foregoing effect.

                                   ARTICLE 10
                                   TERMINATION

      SECTION 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

      (a) by mutual written agreement of the Company and Parent;

      (b) by either the Company or Parent, if:

            (i) the Merger has not been consummated on or before April 30, 2001, provided that the right to terminate this Agreement pursuant to this
      Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

            (ii) there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or any judgment, injunction, order or decree of any Governmental Entity enjoining Company or Parent from consummating the Merger is entered and such judgment, injunction, decree or order shall have become final and nonappealable;

            (iii) this Agreement shall not have been approved and adopted in accordance with Delaware Law by the Company's stockholders by reason of the failure to obtain the required vote of NGH's stockholders for approval of the sale of NGH's Shares pursuant this Agreement at a duly held meeting (including any adjournments thereof) of NGH's stockholders (the "NGH Stockholder Meeting"); or

            (iv) the NGH Voting Agreement shall have terminated pursuant to
      Section 7(b) or 7(c) thereof;

      (c) by Parent, if

            (i) the Board of Directors of the Company shall have failed to recommend or shall have withdrawn, or modified in a manner adverse to Parent, its approval or recommendation of this Agreement or the Merger, shall have approved or recommended a Superior Proposal, or shall have resolved to do any of the foregoing,

            (ii) the Company shall have entered into, or publicly announced its intention to enter into, a definitive agreement or an agreement in principle with respect to a Superior Proposal; or

            (iii) the Company shall have (1) failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of the Company to be performed or complied with by it under this Agreement or (2) breached any of its representations or warranties such that the condition set forth in Section 9.02(b) or 9.02(c) cannot be satisfied, which failure under clause (1) or
      (2) shall not be cured within 15 Business Days of notice from Parent (or such longer period during which the Company exercises reasonable best efforts to cure);

      (d) by the Company, if the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a written agreement concerning a Superior Proposal, provided however that
(i) the Company shall have complied with Section 6.04, (ii) the Company shall have given Parent at least three Business Days written prior notice of its intention to terminate the Agreement, attaching a description of all material terms and conditions of the Superior Proposal to such notice, (iii) during such three Business Days or greater period, the Company engages in good faith negotiations with Parent with respect to such changes as Parent may propose to the terms of the Merger and this Agreement, (iv) Parent does not make prior to such termination of this Agreement a definitive, binding offer which the Board of Directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable to the stockholders of the Company as the Superior Proposal, and (v) the Company prior to such termination pursuant to this Section 10.01(d) pays to Parent in immediately available funds the fee required to be paid pursuant to Section 11.04(b). The Company agrees to notify Parent promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification;

      (e) by the Company, if Parent or Merger Subsidiary shall have (i) failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of Parent or Merger Subsidiary to be performed or complied with by it under this Agreement or (ii) breached any of such party's representations or warranties contained in this Agreement such that the condition set forth in Section 9.03(b) cannot be satisfied, which failure or breach described in such clause (i) or (ii) shall not be cured within 15 Business Days of notice from the Company (or such longer period during which Parent or Merger Subsidiary exercises reasonable best efforts to cure); or

      (f) by either the Company or Parent, if since the date of this Agreement, there has been a change in the Code, final or temporary Treasury Regulations promulgated under Section 355(e) or Section 358(g), published pronouncements of the Internal Revenue Service having the same force and effect as final or temporary Treasury Regulations promulgated under Section 355(e) or Section 358(g), case law applying Section 355(e) or Section 358(g), or other relevant binding legal authority relating to Section 355(e) or Section 358(g) (collectively "Change in Tax Law"), that (i) would apply to a transaction consummated subsequent to such Change in Tax Law notwithstanding the existence of a binding written agreement with respect to such transaction, and (ii) would reasonably be expected to result in (A) the imposition of tax on gain realized with respect to the stock of the Company arising out of the distribution on May 18, 1999 by R.J. Reynolds Tobacco Holdings, Inc. ("RJR") to NGH of all of the outstanding Class B Shares or on gain realized with respect to the stock of RJR arising out of the distribution on June 14, 1999 by NGH to the holders of its common stock of all of the outstanding common stock of RJR, or (B) a material increase in the tax liability of NGH resulting from the Merger as compared to the tax liability that would have arisen in the absence of such Change in Tax Law.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

      SECTION 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect with no liability on the part of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto, provided that, if such termination shall result from the willful (i) failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) failure of either party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. The provisions of Sections 7.01, 11.04, 11.06, 11.07 and 11.08 shall survive any termination hereof pursuant to Section 10.01.

                                   ARTICLE 11
                                  MISCELLANEOUS

      SECTION 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

      if to Parent or Merger Subsidiary, to:

            Philip Morris Companies Inc.
            120 Park Avenue
            New York, New York 10017
            Attention: Charles R. Wall
            Fax: (917) 663-5817

            with a copy to:

            Wachtell, Lipton, Rosen & Katz
            51 West 52nd Street
            New York, New York 10019
            Attention: Martin Lipton
                       Andrew J. Nussbaum
            Fax: (212) 403-2000

            and

            Hunton & Williams
            200 Park Avenue
            New York, New York 10166
            Attention: Jerry E. Whitson
            Fax: (212) 309-1100
      if to the Company, to:

            Nabisco Holdings Corp.
            7 Campus Drive
            Parsippany, New Jersey 07054
            Attention: James A. Kirkman III
            Fax: (973) 539-9150

            with a copy to:

            Davis Polk & Wardwell
            450 Lexington Avenue
            New York, New York 10017
            Attention: William L. Rosoff
            Fax: (212) 450-4800

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

      SECTION 11.02. Non-Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement.

      SECTION 11.03. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective, provided that, after the adoption of this Agreement by the stockholders of the Company and without their further approval, no such amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for the Shares.

      (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

      SECTION 11.04. Expenses. (a) Except as otherwise provided in this Section, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

      (b) If:

            (i) the Company shall terminate this Agreement pursuant to Section 10.01(d);

            (ii) Parent shall terminate this Agreement (A) pursuant to Section 10.01(c)(i) or 10.01(c)(ii), or (B) pursuant to Section 10.01(c)(iii) (other than as a result of a breach of representation not caused by action (including breach of a covenant contained herein) of the Company after the date hereof and not capable of being cured using reasonable best efforts) if, in the case of this clause (B), at such time a third party shall have made an Acquisition Proposal and within nine months after termination of this Agreement the Company enters into a definitive agreement in respect of any Acquisition Proposal or such a transaction is consummated; or

            (iii) either the Company or Parent shall terminate this Agreement pursuant to Section 10.01(b)(iii) or 10.01(b)(iv) and (A) prior to the NGH Stockholder Meeting a third party or the Company shall have publicly announced an Acquisition Proposal and (B) within nine months after termination of this Agreement the Company enters into a definitive agreement in respect of any Acquisition Proposal or such a transaction is consummated;

then in any case as described in clause (i), (ii) or (iii), the Company shall pay to Parent (by wire transfer of immediately available funds not later than the date of termination of this Agreement or, in the case of clauses (ii)(B) and
(iii), the earlier of the date of such definitive agreement or consummation of such a transaction) an amount equal to $445 million, less any amounts previously paid pursuant to Section 11.04(c); provided however that such amount shall be reduced by the amount of any fee paid by NGH to Parent pursuant to Section 8(b) of the NGH Voting Agreement. The Company shall be entitled to deduct and withhold from any payments made to Parent under this Section 11.04(b) such amounts as may be required to be deducted or withheld therefrom under the Code or under any applicable provisions of state or local tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for purposes of this Section 11.04(b) as having been paid to Parent.

      (c) If:

            (i) Parent shall terminate this Agreement pursuant to Section 10.01(c)(iii) and at such time a third party shall have made an Acquisition Proposal; or

            (ii) the Company or Parent shall terminate this Agreement pursuant to Section 10.01(b)(iii);

then the Company shall within five Business Days pay to Parent in immediately available funds up to $30 million as reimbursement for documented expenses incurred in connection with the negotiation and execution of this Agreement.

      (d) If the Company shall terminate this Agreement pursuant to Section 10.01(e), then Parent shall within five Business Days pay to the Company in immediately available funds up to $30 million as reimbursement for documented expenses incurred in connection with the negotiation and execution of this Agreement.

      SECTION 11.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign, in whole or from time to time in part, to one or more of its Affiliates, the right to enter into the transactions contemplated by this Agreement, but no such transfer or assignment will relieve Parent or Merger Subsidiary of its obligations hereunder.

      SECTION 11.06. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

      SECTION 11.07. Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

      SECTION 11.08. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

      SECTION 11.09. Counterparts; Effectiveness; Benefit. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Except as provided in Section 7.03, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any

Person other than the parties hereto and their respective successors and assigns.

      SECTION 11.10. Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

      SECTION 11.11. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

      SECTION 11.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

      SECTION 11.13. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled, without posting a bond or similar indemnity, to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                    NABISCO HOLDINGS CORP.

                                    By: /s/  James M. Kilts
                                        ----------------------------------------
                                        Name:  James M. Kilts
                                        Title: President and Chief Executive
                                               Officer


                                    PHILIP MORRIS COMPANIES INC.

                                    By: /s/  Louis Camilleri
                                        ----------------------------------------
                                        Name:  Louis Camilleri
                                        Title: Senior Vice President and Chief
                                               Financial Officer


                                    STRIKE ACQUISITION CORP.

                                    By: /s/  Nancy DeLisi
                                        ----------------------------------------
                                        Name:  Nancy DeLisi
                                        Title: President